Exhibit 23(c)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-___) and related Prospectus of Huntington Bancshares Incorporated for the registration of $750,000,000 of Debt Securities, Preferred Stock and Common Stock, and to the incorporation by reference therein of our report dated January 16, 2004, except for Note 27, as to which the date is January 27, 2004, and Note 30, as to which the date is February 23, 2005, with respect to the consolidated financial statements of Huntington Bancshares Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Columbus, Ohio
July 25, 2005